Exhibit 99.1

VITAMIN SHOPPE, INC.
300 Harmon Meadow Blvd
Secaucus, NJ 07094
(201) 868-5959	NEWS
www.vitaminshoppe.com	RELEASE

The Vitamin Shoppe Announces New Member of Board of Directors

SECAUCUS, N.J., March 9, 2016 — Vitamin Shoppe, Inc. (NYSE: VSI), a multi-channel specialty retailer and manufacturer of nutritional products, today announced that its Board of Directors voted to expand the size of the Board to twelve directors and appointed Timothy J. Theriault as new independent member of the board of directors effective March 8, 2016, and a member of the Audit Committee.

Mr. Theriault currently serves as an Advisor to the Chief Executive Officer of Walgreens Boots Alliance, Inc., a position he has held since June 2015. Prior to that he was executive vice president and global chief information officer from 2014–2015 at Walgreens Boots Alliance, Inc. From 2009–2014 he was employed by Walgreen Company in various positions including; senior vice president and chief information, innovation and improvement officer from 2012–2014 and as senior vice president and chief information officer from 2009–2012. Prior to his career at Walgreen Company, Mr. Theriault worked for Northern Trust Corporation from 1991 to 2009 as president of corporate and institutional services. For two years prior to that he served as director of end user computing and advanced technologies for S. C. Johnson & Son, Inc. From 1982–1989 he held various positions for Northern Trust Corporation.

Richard Markee, Non-Executive Chairman of the Board of the Vitamin Shoppe stated, “We look for outstanding individuals to strengthen our board’s breadth of talent and depth of knowledge, and this appointment is the result of our ongoing efforts to ensure that our Board has the right mix of skills and experience necessary to advance our long-term goals. His strategic insights, particularly as it relates to technology and process improvements, will be invaluable as we continue to make progress in executing on our growth strategy to evolve to sustained profitable growth and drive long-term shareholder value. I am thrilled to welcome him to our board and look forward to working with him.”

About the Vitamin Shoppe, Inc. (NYSE:VSI)

Vitamin Shoppe is a multi-channel specialty retailer and contract manufacturer of nutritional products based in Secaucus, New Jersey. In its stores and on its websites, the Company carries a comprehensive retail assortment including, vitamins, minerals, specialty supplements, herbs, sports nutrition, homeopathic remedies, green living products, and beauty aids. In addition to offering products from approximately 800 national brands, the Vitamin Shoppe also carries products under The Vitamin Shoppe®, BodyTech®, True Athlete®, MyTrition®, plnt®, ProBioCareTM, Next Step®, BetancourtNutritionTM, and Nutri-Force®Sports brands. The Vitamin Shoppe conducts business through more than 750 company-operated retail stores under The Vitamin Shoppe and Super Supplements retail banners, and primarily through its website. Follow the Vitamin Shoppe on Facebook at http://www.facebook.com/THEVITAMINSHOPPE and on Twitter at http://twitter.com/VitaminShoppe.

CONTACTS:

Investors:

Kathleen Heaney

646-912-3844 OR 201-552-6430

ir@vitaminshoppe.com

Media:

Meghan Biango

Manager, Corporate Communications

201-552-6017

Meghan.Biango@vitaminshoppe.com